                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A


                        AMENDMENT NO. 1 TO CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




          Date of Report (Date of earliest event reported) May 29, 1997

                         Bristol Retail Solutions, Inc.
             (Exact name of registrant as specified in its charter)

        Delaware                    0-21633                     58-2235556
(State or other juridiction       (Commission                (I.R.S. Employer
    of incorporation)             File Number)              Identification No.)

5000 Birch Street, Suite 205, Newport Beach, California           92660
      (Address of prinicipal executive offices)                 (Zip Code)


Registrant's telephone number, including area code:  (714) 475-0800

                        Bristol Technology Systems, Inc.
          18201 Von Karman Avenue, Suite 305, Irvine, California 92612 (Former name or former address, if changed since last report)

The undersigned Registrant hereby amends the following item of its Current Report on Form 8-K, filed on June 12, 1997. The Registrant is amending Item 7 to include certain required financial statements and pro forma financial information.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a) FINANCIAL STATEMENTS OF BUSINESS ACQUIRED                                                 Page

         Audited financial statements of the business acquired (Smyth Systems, Inc.)            4
         as of and for the years ended December 31, 1996 and 1995, together with the independent auditors' report thereon.

         Unaudited financial statements of Smyth Systems, Inc. as of March 31, 1997            13
         and for the three months ended March 31, 1997 and 1996.

(b) PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (UNAUDITED)

         Unaudited pro forma condensed combined financial information of Bristol Retail Solutions, Inc. and Smyth Systems, Inc.:

                  Introduction to pro forma condensed combined financial                       18
                  information

                  Pro forma condensed combined balance sheet as of                             19
                  March 31, 1997

                  Pro forma condensed combined statement of operations for the                 20
                  period from inception (April 3, 1996) to December 31, 1996

                  Pro forma condensed combined statement of operations for the                 21
                  three months ended March 31, 1997

                  Notes to pro forma condensed combined financial information                  22

                                    SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  BRISTOL RETAIL SOLUTIONS, INC.
                                  (Registrant)


Date:  July 29, 1997              By: /s/ ROGER MONACO
                                     -------------------------------------------
                                     Roger Monaco, Senior Vice President
                                     and Chief Financial Officer

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Smyth Systems, Inc.:

We have audited the accompanying balance sheets of Smyth Systems, Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Smyth Systems, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Akron, Ohio
June 5, 1997

                               SMYTH SYSTEMS, INC.
                                 BALANCE SHEETS

                                     ASSETS

                                                                         December 31
                                                           ------------------------------------
                                                             1996                      1995
                                                           ----------               -----------
CURRENT ASSETS:
  Cash and cash equivalents                                $  232,848               $   219,661
  Accounts receivable - net of allowance for doubtful
    accounts of $65,330 and $46,225                         1,324,429                 1,326,662
  Inventories (Note 2)                                      1,089,193                   977,462
  Prepaid expenses and other current assets                   105,270                    72,379
  Deferred income taxes (Note 5)                              136,748                   189,097
  Refundable income taxes                                      54,788                       -0-
                                                           ----------               -----------
     TOTAL CURRENT ASSETS                                   2,943,276                 2,785,261

Furniture and fixtures                                        610,076                   563,458
Leasehold improvements                                        113,707                   111,601
Equipment                                                     511,059                   393,196
Automobiles                                                   164,392                   137,931
                                                           ----------               -----------
Total property and equipment                                1,399,234                 1,206,186
Less accumulated depreciation and amortization             (1,046,458)                 (912,586)
                                                           ----------               -----------
Property and equipment, net                                   352,776                   293,600
Other assets                                                   81,328                    62,638
                                                           ----------               -----------
TOTAL ASSETS                                               $3,377,380                $3,141,499
                                                           ==========                ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                             1996                      1995
                                                           ----------               -----------
CURRENT LIABILITIES:
  Accounts payable                                           $814,810                  $815,994
  Unearned maintenance and support revenue                    735,613                   671,882
  Accrued employee compensation                               424,503                   476,842
  Other accrued expenses                                       45,101                    39,645
  Income taxes payable (Note 5)                                14,772                    47,011
                                                           -----------                ---------
      TOTAL CURRENT LIABILITIES                             2,034,799                 2,051,374

DEFERRED INCOME TAXES (Note 5)                                 11,955                     5,210
COMMITMENTS AND CONTINGENCIES (Note 4)

STOCKHOLDERS' EQUITY:
  Common stock, no par value,
     100,000 shares authorized,
     86,720 shares issued                                     443,063                   443,063
  Retained earnings                                         1,199,043                   943,592
                                                           ----------                ----------
                                                            1,642,106                 1,386,655
  Less treasury stock, at cost, 15,544 and 14,899 shares     (311,480)                 (301,740)
                                                           ----------                ----------
      TOTAL STOCKHOLDERS' EQUITY                            1,330,626                 1,084,915
                                                           ----------                ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                 $3,377,380                $3,141,499
                                                           ==========                ==========


                       See notes to financial statements.

                               SMYTH SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                         Years Ended
                                                                         December 31
                                                           ---------------------------------------
                                                             1996                         1995
                                                           ----------                  -----------
REVENUE:
     System sales and installation                           $8,428,097                $7,417,774
     Service and supplies sales                               3,701,068                 3,615,927
                                                           ------------               -----------

Net revenue                                                  12,129,165                11,033,701

Costs and expenses:
     Cost of system sales and installation                    4,572,721                 4,231,584
     Cost of service and supplies sales                       3,109,908                 2,906,784
     Selling, general and administrative                      3,144,119                 2,927,509
     Research and development costs                             825,388                   779,845
                                                           ------------               -----------

Total costs and expenses                                     11,652,136                10,845,722
                                                           ------------               -----------

Operating income                                                477,029                   187,979

Other (income) expense:
     Investment income                                          (32,092)                  (45,882)
     Interest expense                                            43,136                    45,662
                                                           ------------               -----------

Total other (income) expense                                     11,044                      (220)
                                                           ------------               -----------

Income before income taxes                                      465,985                   188,199
Income tax provision                                            174,624                    74,910
                                                           ------------               -----------

Net income                                                 $    291,361               $   113,289
                                                           ============               ===========

Net income per common share                                $       4.07              $       1.52
                                                           ============              ============

Average common shares outstanding                                71,652                    74,643
                                                           ============               ===========


                       See notes to financial statements.

                               SMYTH SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                   Common Stock                                Treasury Stock            Total
                                            ----------------------------    Retained    ----------------------------- Stockholders'
                                               Shares        Amount         Earnings        Shares        Amount         Equity
                                            ------------- -------------- -------------- ------------- --------------- -------------
Balance at January 1, 1995                      86,720       $443,063     $  849,049      (11,738)      $ (265,911)   $1,026,201

Net income                                                                   113,289                                     113,289

Cash dividends - $.25 per share                                              (18,746)                                    (18,746)

Purchases of common stock
   for treasury                                                                            (3,161)         (35,829)      (35,829)
                                                ------       --------     ----------       -------       ---------    ----------

Balance at December 31, 1995                    86,720        443,063        943,592      (14,899)        (301,740)    1,084,915

Net income                                                                   291,361                                     291,361

Cash dividends - $.50 per share                                              (35,910)                                    (35,910)

Purchases of common stock
   for treasury                                                                              (645)          (9,740)       (9,740)
                                                ------       --------     ----------      -------       ----------    ----------

Balance at December 31, 1996                    86,720       $443,063     $1,199,043      (15,544)      $ (311,480)   $1,330,626
                                                ======       ========     ==========      ========      ==========    ==========

                       See notes to financial statements.

                               SMYTH SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                Years Ended
                                                                                December 31
                                                                     ------------------------------------
                                                                         1996                     1995
                                                                     ----------               -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
         NET INCOME                                                  $  291,361               $   113,289
         ADJUSTMENTS TO RECONCILE NET INCOME
           TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
                 Depreciation and amortization                          140,169                   133,604
                 Gain on sale of property and equipment                     -0-                      (961)
                 Deferred income taxes                                   59,094                     1,302
           Changes in operating assets and liabilities:
                 Accounts receivable                                      2,233                  (167,301)
                 Inventories                                           (111,731)                 (400,284)
                 Prepaid expenses and other current assets              (32,891)                   (8,748)
                 Refundable income taxes                                (54,788)                   15,000
                 Other assets                                           (18,856)                   23,083
                 Accounts payable                                        (1,184)                  313,418
                 Unearned maintenance and support revenue                63,731                    55,140
                 Other current liabilities                              (79,122)                  187,507
                                                                     ----------                ----------
                 Total adjustments                                      (33,345)                  151,760
                                                                     ----------                ----------
           Net cash provided by operating activities                    258,016                   265,049
CASH FLOWS FROM INVESTING ACTIVITIES:
                 Proceeds from sales of property and equipment             -0-                      1,200
                 Additions to property and equipment                   (193,047)                 (109,379)
                 Additions to purchased software                         (6,132)                   (5,987)
                                                                     ----------                ----------
           Net cash used for investing activities                      (199,179)                 (114,166)
CASH FLOWS FROM FINANCING ACTIVITIES:
                 Net payments on line of
                      credit agreement                                      -0-                   (10,000)
                 Payments on long term debt                                 -0-                  (140,000)
                 Purchase of treasury stock                              (9,740)                  (35,829)
                 Dividends                                              (35,910)                  (18,746)
                                                                     ----------                ----------
           Net cash used for financing activities                       (45,650)                 (204,575)
                                                                     ----------                ----------
         NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            13,187                   (53,692)
CASH AND CASH EQUIVALENTS BEGINNING OF YEAR                             219,661                   273,353
                                                                     ----------                ----------
CASH AND CASH EQUIVALENTS END OF YEAR                                $  232,848                $  219,661
                                                                     ==========                ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
         Cash paid during the year for:
             Interest                                                $   43,136                $   45,909
             Income taxes, net of refunds                               184,411                     5,931



                       See notes to financial statements.

                               SMYTH SYSTEMS, INC.

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995


1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  Description of Business - Smyth Systems, Inc. (the "Company") is in the business of retail automation, principally point-of-sale ("POS") systems installation and service and systems integration which provides retailers with turnkey operating solutions, including hardware and proprietary software products. The Company's systems integration customers are primarily country clubs, golf courses, resorts, and men's, ladies', sporting goods and museum specialty retailers. These customers are located throughout the United States. The Company's POS customers are retailers located in nineteen counties in Ohio and in Southern California. The Company operates primarily out of the corporate headquarters located in Canton, Ohio and Irvine, California, with other locations in California, Utah, and Texas.

                  Concentration of Credit Risk - During 1996 the Company had sales to one customer representing approximately 10% of total revenues. At December 31, 1996, accounts receivable due from this customer totaled $121,845. No customer exceeded 10% of revenue in 1995. The Company generally does not require collateral for accounts receivable, but discontinues ongoing maintenance and support if customers become delinquent.

                  Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                  Revenue Recognition - The Company recognizes revenue for system sales upon delivery of the system to the customer. The Company sells product service and support contracts for hardware, peripheral support, and software which generally cover a period of twelve months. Revenues from such service contracts are deferred and amortized on a straight-line basis over the life of the contracts. Unearned maintenance and support revenue represents the unrealized portion of such contracts.

                  Cash Equivalents are highly liquid investments with a maturity of three months or less when purchased.

                  Inventories of POS terminals, computers and related equipment are stated at the lower of cost or market using the specific identification method with identifying serial numbers. All other inventories are stated at lower of cost (first-in, first-out method) or market.

                  Property and Equipment - Property and equipment is stated at cost. Depreciation is computed principally by accelerated methods for income tax and financial reporting purposes over the estimated useful lives of the assets which range from three to ten years. Leasehold improvements are amortized over the length of the lease using the straight-line method.

                 Software Costs - As a systems integrator, the Company provides its customers with turnkey software solutions including proprietary software products exclusively for application to retail operations. Purchased software, which generally has alternative future uses, is included in other assets and amortized, using the straight-line method, over the estimated economic life of the software of three to five years. Unamortized purchased software costs at December 31, 1996 and 1995, and the related amortization expense for the years then ended, were not material. The costs of internal development of proprietary software are expensed as research and development until technological feasibility is established. No internal software development costs were capitalized at December 31, 1996 or 1995, or amortized during the years then ended, as the Company generally has not established evidence of technological feasibility pursuant to generally accepted accounting principles prior to completing development of each software product.

                  Income Taxes - The provision for income taxes is based upon income before taxes for financial reporting purposes. Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the tax bases of assets and liabilities and their carrying values for financial reporting purposes.

                  Earnings Per Share - Earnings per share are computed based on the weighted average number of shares of common stock outstanding during each year.


2.       INVENTORIES

                  Inventories consist primarily of POS terminals, computers, peripherals, paper and other supplies for resale to customers, as well as items to support maintenance contracts. Inventories at December 31 were as follows:

                                                           December 31,
                                                   ------------------------
                                                       1996           1995
                                                   -----------     --------
         Systems and installation inventories      $  935,880      $813,726
         Service and supplies inventories             153,313       163,736
                                                   ----------      --------
                                                   $1,089,193      $977,462
                                                   ==========      ========

                  Included in inventories at December 31, 1996 and 1995 is approximately $143,313 and $95,373, respectively, of used or refurbished parts and components which the Company has on hand to fulfill maintenance contract requirements. Due to the nature of the systems installed and the longevity of the systems in general, service may be provided for several years after sale, causing much of this inventory to be for older models of equipment.

3.       BORROWINGS AND CREDIT FACILITIES

                  The Company has a $750,000 line of credit with a bank. The line of credit was unused at December 31, 1996 and 1995. Balances are payable upon demand and interest is payable at .50% over prime for 1996. The rate was .75% over prime for 1995. Borrowings under this line of credit are collateralized by accounts receivable, inventory and equipment.

                  During 1995, the Company paid off $140,000 of long term debt with interest at 1% over prime. The debt was collateralized by accounts receivable, inventory and equipment.

4.   COMMITMENTS AND CONTINGENCIES

     Rental expenses for 1996 and 1995 were $170,015 and $170,475, respectively. Future minimum rentals under operating leases at December 31, 1996 were as follows:

                 1997                $171,960
                 1998                 164,168
                 1999                 106,534
                 2000                  38,082
                 2001 and later           -0-

     The above amounts include Ohio building leases with a related party through the specified lease period, although these leases can be terminated, without penalty, with a six month advance notice. Several leases contain renewal options and provisions whereby taxes, maintenance, insurance and other expenses are paid by the Company.

5.   INCOME TAXES

     Income tax expense consists of the following:

                                                             1996          1995
                                                           --------      -------
Current federal tax expense                                $100,056      $57,753
Current state and local tax expense                          15,474       15,855
Deferred tax expense                                         59,094        1,302
                                                           --------      -------
                                                           $174,624      $74,910
                                                           ========      =======


     The components of the Company's deferred tax balances at December 31, 1996 and 1995 are as follows:

                                                          1996            1995
                                                        --------        --------
Allowance for doubtful accounts                         $ 26,132        $ 18,490
Compensation                                              40,122          52,841
Unearned maintenance and support revenue                  79,600         106,133
Other                                                     (9,106)         11,633
                                                        --------        --------
Current deferred tax asset                               136,748         189,097

Depreciation and other basis differences                 (11,955)         (5,210)
                                                        --------        --------

Noncurrent deferred tax (liability)                      (11,955)         (5,210)
                                                        --------        --------

Total                                                  $ 124,793       $ 183,887
                                                        ========        ========


     The reconciliation of income tax computed at the U.S. federal statutory tax rate to income tax expense is:

                                        1996                      1995
                                Amount         Percent    Amount        Percent
                                ------         -------    ------        -------
Tax at U.S. statutory rate     $ 163,095         35.0%    $  65,869         35.0%
State income taxes net of
 federal tax benefit              14,860          3.2%       10,872          5.8%
Non-deductible meals and
 entertainment                     8,862          1.9%        6,971          3.7%
Keyman life insurance             (8,719)        (1.9%)      (6,937)        (3.7%)
Other                             (3,474)         (.7%)      (1,865)        (1.0%)
                               ---------         ----     ---------         ----


                               $ 174,624         37.5%    $  74,910         39.8%
                               =========         ====     =========         ====

6.        EMPLOYEE BENEFIT PLAN

                 The Company has a 401(K) profit sharing plan for substantially all employees. The Company's contribution is established annually by the Board of Directors. Contributions to the Plan were $107,459 and $54,055 in 1996 and 1995, respectively. Participating employees also contribute to this plan through payroll deductions.

7.        RELATED PARTY TRANSACTIONS

                 Robert T. Smyth, President of the Company, is the Secretary-Treasurer and a member of the Board of Directors of R.S.M.G., a purchasing cooperative of cash register dealers. Purchases by the Company from R.S.M.G. were $859,748 and $451,526 for the years ending December 31, 1996 and 1995, respectively. Balances of $82,397 and $16,920 were in accounts payable to R.S.M.G. on December 31, 1996 and 1995, respectively. The Company also received patronage dividends from R.S.M.G. of $29,407 and $18,006 on the membership share held by the Company for the years ending December 31, 1996 and 1995, respectively.

                 The Company leases its main office space from two minority stockholders and paid rent and real estate taxes totaling $55,471 and $57,665 for the years ended December 31, 1996 and 1995, respectively. The Company's medical, life and disability insurances are purchased through an insurance broker who is also a minority stockholder. The Company paid insurance premiums of $292,582 and $260,733 directly to the insurance carrier of the respective policies for the years ended December 31, 1996 and 1995, respectively. The Company's property, liability and auto insurances are purchased from the insurance agency of a different minority stockholder. The Company paid insurance premiums of $32,393 and $35,964 to this insurance agency for these programs for the years ended December 31, 1996 and 1995, respectively. The Company paid legal fees of $17,654 during the year ended December 31, 1995 to a law firm partially owned by the estate of a former minority stockholder. In December 1995, the Company purchased the Company stock held by the estate.


8.        FAIR VALUE OF FINANCIAL INSTRUMENTS

                 Statement of Financial Accounting Standards No. 107 requires disclosure about fair value for all financial instruments. The carrying value of accounts receivable and accounts payable are reasonable estimates of fair values.

9.        SUBSEQUENT EVENTS

                 Subsequent to December 31, 1996, the Company and Bristol Technology Systems, Inc. ("Bristol") entered into an agreement to merge the Company with and into a wholly-owned subsidiary of Bristol. In connection with the transaction, which closed on May 29, 1997, stockholders of the Company received a combination of cash and common stock of Bristol.

                               SMYTH SYSTEMS, INC.
                                  BALANCE SHEET
                                   (UNAUDITED)

                                     ASSETS

                                                                  March 31, 1997
                                                                  --------------
CURRENT ASSETS:
Cash and cash equivalents                                           $   166,777
Accounts receivable - net of allowance for doubtful
 accounts of $66,364                                                  1,781,823
Inventories                                                           1,104,905
Prepaid expenses and other current assets                               125,945
Deferred income taxes                                                   136,748
Refundable income taxes                                                  54,788
                                                                    -----------
    TOTAL CURRENT ASSETS                                              3,370,986

Furniture and fixtures                                                  615,796
Leasehold improvements                                                  113,707
Equipment                                                               594,133
Automobiles                                                             153,249
                                                                    -----------
Total property and equipment                                          1,476,885
Less accumulated depreciation and amortization                       (1,073,054)
                                                                    -----------
Property and equipment, net                                             403,831
Other assets                                                            128,780
                                                                    -----------
TOTAL ASSETS                                                        $ 3,903,597
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                   March 31,1997
                                                                   -------------
CURRENT LIABILITIES:
Line of credit agreement                                            $   600,000
Accounts payable                                                        810,685
Unearned maintenance and support revenue                                744,290
Accrued employee compensation                                           394,017
Other accrued expenses                                                   32,117
Income taxes payable                                                      4,322
                                                                    -----------
    TOTAL CURRENT LIABILITIES                                         2,585,431

DEFERRED INCOME TAXES                                                    11,955


STOCKHOLDERS' EQUITY:
Common stock, no par value,
  100,000 shares authorized,
  86,720 shares issued                                                  443,063
Retained earnings                                                     1,174,628
                                                                    -----------
                                                                      1,617,691
Less treasury stock, at cost, 15,544 shares                            (311,480)
                                                                    -----------
    TOTAL STOCKHOLDERS' EQUITY                                        1,306,211


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $ 3,903,597
                                                                    ===========

                       See notes to financial statements.

                               SMYTH SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                 Quarter Ended    Quarter Ended
                                                 March 31,1997    March 31, 1996
                                                 -------------    --------------
REVENUE:
   System sales and installation                  $ 2,019,485        $ 2,183,084
   Service and supplies sales                         925,399            936,330
                                                  -----------        -----------

Net revenue                                         2,944,884          3,119,414

Costs and expenses:
   Cost of system sales and installation            1,202,902          1,201,563
   Cost of service and supplies sales                 783,836            763,022
   Selling, general and administrative                740,710            797,198
   Research and development costs                     183,435            208,036
                                                  -----------        -----------

Total costs and expenses                            2,910,883          2,969,819
                                                  -----------        -----------

Operating income                                       34,001            149,595

Other (income) expense:
   Investment (income) loss                           (23,240)             4,047
   Interest expense                                    11,223             12,379
                                                  -----------        -----------

Total other (income) expense                          (12,017)            16,426
                                                  -----------        -----------

Income before income taxes                             46,018            133,169
Income tax provision                                   17,050             59,250
                                                  -----------        -----------

Net income                                        $    28,968        $    73,919
                                                  ===========        ===========

Net income per common share                       $       .41        $      1.03
                                                  ===========        ===========

Average common shares outstanding                      71,176             71,815
                                                  ===========        ===========




                       See notes to financial statements.

                               SMYTH SYSTEMS, INC.

                 STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)



                                          Common Stock                                  Treasury Stock
                                          ------------                                  --------------                 Total
                                                                     Retained                                       Stockholders'
                                      Shares          Amount         Earnings        Shares            Amount          Equity
                                      ------          ------         --------        ------            ------          ------
Balance at January 1, 1996            86,720         $443,063         $943,592        (14,899)       $(301,740)      $1,084,915

Net income                                                             291,361                                          291,361

Cash dividends - $.50 per share                                        (35,910)                                         (35,910)

Purchases of common stock
  for treasury                                                                           (645)          (9,740)          (9,740)
                                      ------      -----------      -----------        -------      -----------      -----------
Balance at December 31, 1996          86,720          443,063        1,199,043        (15,544)        (311,480)       1,330,626

Net income                                                              28,968                                           28,968

Cash dividends - $.75 per share                                        (53,383)                                         (53,383)
                                      ------      -----------      -----------        -------      -----------      -----------



Balance at March 31, 1997             86,720         $443,063       $1,174,628        (15,544)       $(311,480)      $1,306,211
                                      ======      ===========      ===========        =======      ===========      ===========

                               SMYTH SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                  Quarter Ended   Quarter Ended
CASH FLOWS FROM OPERATING ACTIVITIES:             March 31, 1997  March 31, 1996
                                                  --------------  --------------
  NET INCOME                                          $  28,968    $  73,919
  ADJUSTMENTS TO RECONCILE NET INCOME
    TO NET CASH USED IN OPERATING ACTIVITIES:
      Depreciation and amortization                      28,332       28,025
    Changes in operating assets and liabilities:
      Accounts receivable                              (457,394)    (289,364)
      Inventories                                       (15,712)     139,163
      Prepaid expenses and other current assets         (20,675)      13,889
      Other assets                                      (44,382)     (30,863)
      Accounts payable                                   (4,125)    (186,285)
      Unearned maintenance and support revenue            8,677      (32,775)
      Other current liabilities                         (53,919)     (89,284)
                                                      ---------    ---------
      Total adjustments                                (559,198)    (447,494)
                                                      ---------    ---------
    Net cash used in operating activities              (530,230)    (373,575)
CASH FLOWS FROM INVESTING ACTIVITIES:
      Additions to property and equipment               (77,650)     (27,616)
      Additions to purchased software                    (4,807)      (3,125)
                                                      ---------    ---------
    Net cash used for investing activities              (82,457)     (30,741)
CASH FLOWS FROM FINANCING ACTIVITIES:
      Net borrowings on line of
        credit agreement                                600,000      250,000
      Purchase of treasury stock                            -0-         (215)
      Dividends                                         (53,383)     (35,910)
                                                      ---------    ---------
    Net cash provided by financing activities           546,617      213,875
                                                      ---------    ---------

  NET DECREASE IN CASH AND CASH EQUIVALENTS             (66,070)    (190,441)
CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD           232,847      219,661
                                                      ---------    ---------
CASH AND CASH EQUIVALENTS END OF PERIOD               $ 166,777    $  29,220
                                                      =========    =========

                               SMYTH SYSTEMS, INC.
                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                     QUARTERS ENDED MARCH 31, 1997 AND 1996

1.        BASIS OF PRESENTATION

                 The accompanying interim financial statements of Smyth Systems, Inc. (the "Company") have been prepared without audit. In the opinion of Company management, the financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position as of March 31,1997 and the results of operations and cash flows for the quarters ended March 31, 1997 and 1996. These unaudited interim financial statements have been prepared using the same accounting principles used to prepare the Company's financial statements for the year ended December 31, 1996.

                 Results of operations for the quarter ended March 31, 1997 are not necessarily indicative of the results to be expected for the fiscal year.

2.        SOFTWARE COSTS

                 As a systems integrator, the Company provides its customers with turnkey software solutions including proprietary software products exclusively for application to retail operations. Purchased software, which generally has alternative future uses, is included in other assets and amortized, using the straight-line method, over the estimated economic life of the software of three to five years. Unamortized purchased software costs at March 31, 1997, and the related amortization expense for the quarters ended March 31, 1997 and 1996, were not material. The costs of internal development of proprietary software are expensed as research and development until technological feasibility is established. After technological feasibility is established, internal software development costs are capitalized as other assets until the software product is completed. Other assets at March 31, 1997 include capitalized internal software development costs of $51,603, all of which were incurred during the quarter ended March 31, 1997 for a software development project that had established technological feasibility pursuant to generally accepted accounting principles in December 1996. No internal software development costs were capitalized during the quarter ended March 31, 1996 and no costs were amortized during the quarters ended March 31, 1997 and 1996.

3.        SUBSEQUENT EVENTS

          Subsequent to March 31, 1997, the Company and Bristol Technology Systems, Inc. (subsequently renamed Bristol Retail Solutions, Inc.) ("Bristol") entered into an agreement to merge the Company with and into a wholly-owned subsidiary of Bristol. In connection with the transaction, which closed on May 29, 1997, stockholders of the Company received a combination of cash and common stock of Bristol.

                         Bristol Retail Solutions, Inc.

          Unaudited Pro Forma Condensed Combined Financial Information


         The following unaudited pro forma condensed combined financial information gives effect to the combination of Bristol Retail Solutions, Inc. (the Company, formerly Bristol Technology Systems, Inc.) with (i) Cash Registers, Incorporated (CRI), which was acquired by the Company effective June 28, 1996 for cash consideration of $955,000, including acquisition costs of $72,000; (ii) Automated Register Systems, Inc. (ARS), which was acquired by the Company effective December 31, 1996 for consideration of $1,103,000 in cash, including acquisition costs of $78,000, and 58,154 shares of non-registered, restricted common stock of the Company which were valued at $683,000 at the acquisition date; and (iii) Smyth Systems, Inc. (Smyth), which was acquired by the Company effective May 29, 1997 for consideration of $2,369,000 in cash, including acquisition costs of $20,000, and 569,408 shares of non-registered, restricted common stock of the Company which were valued at $2,064,000 at the acquisition date. The unaudited pro forma condensed combined financial information is based on the historical financial statements of the Company, CRI, ARS and Smyth and certain assumptions set forth below and in the notes to the unaudited pro forma condensed combined financial information. The Company changed its name to Bristol Retail Solutions, Inc. in July 1997. The Company's former name was Bristol Technology Systems, Inc.

         The unaudited pro forma condensed combined balance sheet gives effect to the combination of the Company with Smyth as if such merger had occurred on the Company's latest balance sheet date, March 31, 1997. The carrying values of the acquired tangible assets and assumed liabilities of Smyth are believed to approximate fair value. The allocation of the purchase price is subject to final determination based on the valuation of the assets acquired. Any purchase price adjustments are not expected to be material to the pro forma financial information taken as a whole. The balance sheets of CRI and ARS are included in the Company's historical consolidated balance sheet at March 31, 1997.

         The unaudited pro forma condensed combined statement of operations for the period from inception (April 3, 1996) to December 31, 1996 gives effect to the acquisitions of CRI, ARS and Smyth as if all of such acquisitions had been made on April 3, 1996. The unaudited pro forma condensed combined statement of operations for the period from inception (April 3, 1996) to December 31, 1996 includes the audited historical financial information of the Company for the period from inception (April 3, 1996) to December 31, 1996; the financial information of CRI for the period from April 3, 1996 to June 30, 1996; and the financial information of ARS and Smyth for the period from April 3, 1996 to December 31, 1996.

         The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 1997 includes the unaudited interim financial information of the Company and Smyth for the three months ended March 31, 1997. The financial information of CRI and ARS is included in the Company's historical consolidated statement of operations for the three months ended March 31, 1997.

         Pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma condensed combined financial information presented herein is not necessarily indicative of the results the Company would have obtained had such events occurred at the beginning of the period, as assumed, or the future results of the Company. The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company's audited historical financial statements and related notes thereto in its Annual Report on Form 10-KSB for the period from inception (April 3, 1996) to December 31, 1996 and the Company's unaudited historical financial statements and related notes thereto in its Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1997, both previously filed, and the audited historical financial statements and related notes thereto of Smyth Systems, Inc. as of and for the years ended December 31, 1996 and 1995 and the unaudited historical financial statements and related notes thereto of Smyth Systems, Inc. as of March 31, 1997 and for the three months ended March 31, 1997 and 1996, both included herein.

                         BRISTOL RETAIL SOLUTIONS, INC.
              Unaudited Pro Forma Condensed Combined Balance Sheet
                                 March 31, 1997


                                                              Historical           Smyth           Pro Forma              Pro Forma
                                                               Company          Acquisition       Adjustments             Combined
                                                            ------------       ------------      ------------          ------------

Current assets:
  Cash and cash equivalents                                 $  4,519,770       $    166,777      ($ 2,368,517)(a)      $  2,318,030
  Accounts receivable                                          1,257,386          1,781,823              --               3,039,209
  Inventories                                                  2,204,577          1,104,905              --               3,309,482
  Prepaid expenses and other current assets                       59,238            317,481          (136,748)(a)           239,971
  Amounts due from related parties                                75,114               --                --                  75,114
                                                            ------------       ------------      ------------          ------------
    Total current assets                                       8,116,085          3,370,986        (2,505,265)            8,981,806
Property and equipment, net                                      264,688            403,831              --                 668,519
Intangible assets, net                                         1,664,878               --           3,251,203 (a)         4,916,081
Other assets                                                     190,978            128,780              --                 319,758
                                                            ------------       ------------      ------------          ------------
    Total assets                                            $ 10,236,629       $  3,903,597      $    745,938          $ 14,886,164
                                                            ============       ============      ============          ============


Current liabilities:
  Line-of-credit                                            $     50,000       $    600,000      $       --            $    650,000
  Accounts payable                                               840,281            810,685              --               1,650,966
  Accrued expenses                                               566,055            430,456              --                 996,511
  Deferred revenue                                               491,203            744,290              --               1,235,493
  Customer advances                                              412,635               --                --                 412,635
  Note payable to related party                                   40,000               --                --                  40,000
  Current portion of capital lease obligation                     19,193               --                --                  19,193
                                                            ------------       ------------      ------------          ------------
    Total current liabilities                                  2,419,367          2,585,431              --               5,004,798
Capital lease obligation - non-current portion                    32,485               --                --                  32,485
Other long-term liabilities                                       36,749             11,955           (11,955)(a)            36,749
                                                            ------------       ------------      ------------          ------------
    Total liabilities                                          2,488,601          2,597,386           (11,955)            5,074,032
Stockholders' equity:
  Common stock                                                     4,746               --                 569 (a)             5,315
  Additional paid-in capital                                   8,284,893               --           2,063,535 (a)        10,348,428
  Accumulated deficit                                           (541,611)              --                --                (541,611)
  Equity of purchased company                                       --            1,306,211        (1,306,211)(a)              --
                                                            ------------       ------------      ------------          ------------
    Total stockholders' equity                                 7,748,028          1,306,211           757,893             9,812,132
                                                            ------------       ------------      ------------          ------------
    Total liabilities and stockholders' equity              $ 10,236,629       $  3,903,597      $    745,938          $ 14,886,164
                                                            ============       ============      ============          ============

                         BRISTOL RETAIL SOLUTIONS, INC.
         Unaudited Pro Forma Condensed Combined Statement of Operations
       For the Period from Inception (April 3, 1996) to December 31, 1996

                                                   Historical       CRI          ARS        Smyth       Pro Forma     Pro Forma
                                                    Company     Acquisition  Acquisition  Acquisition  Adjustments    Combined
                                                    -------     -----------  -----------  -----------  -----------    --------
Revenue:
  System sales and installation                    $3,120,350   $1,722,402   $2,500,571   $6,245,013   $    --       $13,588,336
  Service and supplies sales                        1,075,880      529,294    1,137,339    2,764,738        --         5,507,251
                                                   ----------   ----------   ----------   ----------   ---------     -----------
Net revenue                                         4,196,230    2,251,696    3,637,910    9,009,751        --        19,095,587
Costs and expenses:
  Cost of system sales and installation             2,161,340    1,196,549    1,650,470    3,371,158        --         8,379,517
  Cost of service and supplies sales                  684,655      316,059      769,223    2,346,886        --         4,116,823
  Selling, general and administrative expenses      1,452,215      720,737      817,792    2,346,921     127,524 (b)   5,518,756
                                                                                                          53,567 (c)
  Research and development costs                         --           --           --        617,352        --           617,352
                                                   ----------   ----------   ----------   ----------   ---------     -----------
    Total costs and expenses                        4,298,210    2,233,345    3,237,485    8,682,317     181,091      18,632,448
                                                   ----------   ----------   ----------   ----------   ---------     -----------
Operating income (loss)                              (101,980)      18,351      400,425      327,434    (181,091)        463,139
Other (income) expense:
  Investment income                                   (43,280)      (2,036)        --        (36,139)       --           (81,455)
  Interest expense                                     46,125        5,174       22,090       30,757      20,438 (d)     124,584
                                                   ----------   ----------   ----------   ----------   ---------     -----------
    Total other (income) expense                        2,845        3,138       22,090       (5,382)     20,438          43,129
                                                   ----------   ----------   ----------   ----------   ---------     -----------
Income (loss) before income taxes                    (104,825)      15,213      378,335      332,816    (201,529)        420,010
Income tax provision (benefit)                          1,800        5,335      144,252      115,374     (27,591)(e)     239,170
                                                   ----------   ----------   ----------   ----------   ---------     -----------
Net income (loss)                                  $ (106,625)  $    9,878   $  234,083   $  217,442   $(173,938)    $   180,840
                                                   ==========   ==========   ==========   ==========   =========     ===========
Net income (loss) per common share:                $    (0.03)                                                       $      0.03
                                                   ==========                                                        ===========
Common shares used in computing per
    share amounts:                                  3,483,012                                                          5,315,062 (g)
                                                   ==========                                                        ===========

                         BRISTOL RETAIL SOLUTIONS, INC.
         Unaudited Pro Forma Condensed Combined Statement of Operations
                   For the Three Months Ended March 31, 1997


                                                                Historical          Smyth            Pro Forma         Pro Forma
                                                                  Company         Acquisition       Adjustments        Combined
                                                                -----------       -----------       -----------       -----------
Revenue:
  System sales and installation                                 $ 1,748,821       $ 2,019,485       $      --         $ 3,768,306
  Service and supplies sales                                        911,477           925,399              --           1,836,876
                                                                -----------       -----------       -----------       -----------
Net revenue                                                       2,660,298         2,944,884              --           5,605,182
Costs and expenses:
  Cost of system sales and installation                           1,171,596         1,202,902              --           2,374,498
  Cost of service and supplies sales                                689,335           783,836              --           1,473,171
  Selling, general and administrative expenses                    1,284,821           740,710            20,320 (f)     2,045,851
  Research and development costs                                       --             183,435              --             183,435
                                                                -----------       -----------       -----------       -----------
    Total costs and expenses                                      3,145,752         2,910,883            20,320         6,076,955
                                                                -----------       -----------       -----------       -----------
Operating income (loss)                                            (485,454)           34,001           (20,320)         (471,773)
Other (income) expense:
  Interest income                                                   (64,252)          (23,240)             --             (87,492)
  Interest expense                                                   12,734            11,223              --              23,957
                                                                -----------       -----------       -----------       -----------
    Total other income                                              (51,518)          (12,017)             --             (63,535)
                                                                -----------       -----------       -----------       -----------
Income (loss) before income taxes                                  (433,936)           46,018           (20,320)         (408,238)
Income tax provision                                                  1,050            17,050              --              18,100
                                                                -----------       -----------       -----------       -----------
Net income (loss)                                               ($  434,986)      $    28,968       ($   20,320)      ($  426,338)
                                                                ===========       ===========       ===========       ===========
Net loss per common share                                       ($     0.09)                                          ($     0.08)
                                                                ===========                                           ===========
Common shares used in computing per share amounts                 4,745,654                                             5,315,062(h)
                                                                ===========                                           ===========

                         BRISTOL RETAIL SOLUTIONS, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


1.     UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET ADJUSTMENTS

(a) Adjustment to reflect the acquisition of Smyth for consideration of $2,369,000 in cash, including $20,000 of acquisition costs, and 569,408 shares of common stock of the Company which were valued at approximately $2,064,000. The preliminary purchase price allocation includes amounts assigned to goodwill of $3,251,000 which represents the excess of the cost over the fair value of the net assets acquired and is being amortized over a period of 40 years. The final purchase price allocation may involve the assignment of amounts to different intangible assets which may be amortized over different periods. The excess of the cost over the fair value of the net assets acquired includes a valuation allowance of $125,000 established by the Company against the net deferred income tax asset acquired from Smyth.

2.     UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
       ADJUSTMENTS

(b) Adjustment to reflect the increase in amortization expense relating to the goodwill recorded in purchase accounting related to the CRI, ARS and Smyth acquisitions and the amortization of such goodwill over its estimated useful life. An aggregate of $1,712,000 of goodwill was recorded in connection with the CRI and ARS acquisitions and is being amortized over an estimated useful life of 15 years and $3,251,000 of goodwill was preliminarily recorded in connection with the acquisition of Smyth and is being amortized over an estimated useful life of 40 years. The final allocation of the Smyth purchase price may involve the assignment of amounts to different intangible assets which may be amortized over different periods.

(c) Adjustment to reflect an increase in rent expense at ARS. As part of the acquisition of ARS by the Company, ARS's office facility lease was renegotiated and the monthly rental rate was increased.

(d) Adjustment to reflect an increase in interest expense as if the Company's $817,500 subordinated notes payable had been issued on April 3, 1996. The subordinated notes payable were issued in June 1996 and bore interest at 10% per annum. The proceeds from the subordinated notes payable were used by the Company to acquire CRI on June 28, 1996. The subordinated notes payable were retired on November 22, 1996.

(e) Adjustment to calculate the impact on income taxes of the pro forma adjustments at the effective income tax rate for the respective entities in the respective periods to which the adjustments relate.

(f) Adjustment to reflect the increase in amortization expense relating to the goodwill of $3,251,000 recorded in purchase accounting related to the Smyth acquisition and the amortization of such goodwill over an estimated useful life of 40 years.

(g) The weighted average shares outstanding used to calculate pro forma earnings per share for the period from inception (April 3, 1996) to December 31, 1996 is based on the assumption that (i) the Company's actual common shares outstanding at December 31, 1996 of 4,745,654, including 2,648,745 shares issued at the inception of the Company, 577,417 shares issued in a private placement in June 1996, 1,437,500 shares issued in the Company's initial public offering in November 1996, 58,154 shares issued to the stockholders of ARS on December 31, 1996 and 23,838 shares issued to directors of the Company, and (ii) the 569,408 shares of common stock issued to the stockholders of Smyth had all been issued at the beginning of the period. A portion of the proceeds from the private placement and the initial public offering were used by the Company to acquire CRI, ARS and Smyth.

(h) The weighted average shares outstanding used to calculate pro forma earnings per share for the three months ended March 31, 1997 is based on the actual weighted average shares outstanding of 4,745,654 for the quarter as adjusted to reflect the issuance of 569,408 shares of common stock to the shareholders of Smyth at the beginning of the quarter.